Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	SPIRIT FINANCE CORPORATION

FOR FURTHER INFORMATION CONTACT:

INVESTORS: Investor Relations 1-866-557-7474 x6606 MEDIA: Alecia Pulman (917) 881-6747 Alecia.pulman@icrinc.com

SPIRIT FINANCE CORPORATION COMPLETES PURCHASE OF THE REAL ESTATE ASSETS OF SHOPKO STORES

SCOTTSDALE, Ariz., June 2, 2006 — Spirit Finance Corporation (NYSE: SFC), a real estate investment trust focused on single tenant, operationally essential real estate, today announced it completed the acquisition of the real estate assets of ShopKo Stores, Inc. (“ShopKo”) for $815.3 million on May 31, 2006. The assets were acquired from SKO Group Holding Corp. (“SKO”), an affiliate of Sun Capital Partners, Inc. (“Sun Capital”), and include 112 ShopKo properties and 66 Pamida properties. The operating assets of ShopKo and Pamida will remain with ShopKo Stores Operating Co., LLC (“ShopKo OpCo”) and Pamida Stores Operating Co., LLC (“Pamida OpCo”), wholly owned subsidiaries of SKO.

In accordance with the terms of the stock purchase agreement dated May 9, 2006, Spirit acquired the real estate assets of ShopKo by purchasing 100% of the outstanding stock of ShopKo Stores, Inc. and entering into long-term triple-net lease agreements with ShopKo OpCo and Pamida OpCo, which will continue to manage the existing operations of the retail locations and all related corporate functions. The acquisition was partially funded with $611.5 million in long-term fixed-rate mortgage notes jointly financed through Citigroup Global Markets Realty Corp. and Barclay’s Capital Real Estate, Inc. and secured by the real estate assets acquired. The remainder of the purchase price was funded with existing cash and borrowings available on the Company’s short-term credit facilities.

Mr. Christopher H. Volk, President and Chief Executive Officer, stated, “The close of the ShopKo transaction marks the largest acquisition in the history of Spirit Finance and is an important milestone in our growth strategy. The timely completion of this transaction is an indication of our momentum. This transaction also substantiates our effort and ability to harness the latest technology to run Spirit Finance efficiently with a highly scalable business model. By acquiring the real estate assets of ShopKo, we add a group of well-located properties with solid performance histories that are backed by strong management teams and affiliated with an equity sponsor with an impressive record of investment stewardship. Our stockholders will benefit from this transaction and others, as we continue to pursue the use of efficient capital to create meaningful opportunities for the Company.”

Mr. Gary M. Talarico, Managing Director of Sun Capital, commented, “It was a pleasure working with Chris and the Spirit team on this transaction. This was done in record time for a transaction of this size and complexity and the structure offered the kind of operating flexibility ShopKo and Pamida require to execute their strategies.”

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies. The Company’s core markets include free-standing automotive dealers, parts and service facilities, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses. Additional information about Spirit Finance Corporation is available at http://www.spiritfinance.com.

About ShopKo Stores Operating Co., LLC

ShopKo Stores Operating Co., LLC is a retailer of quality goods and services with 135 ShopKo stores and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept, located in 13 Midwest, Mountain, and Pacific Northwest states, providing quality name-brand merchandise, pharmacy, and optical services in mid-sized to larger cities. For more information about ShopKo or ShopKo Express Rx, please visit www.shopko.com.

About Pamida Stores Operating Co., LLC

Pamida Stores Operating Co., LLC is a general merchandise retailer with 216 Pamida stores, of which 116 contain pharmacies, which bring value and convenience close to home in small, rural communities in 16 Midwest, North Central, and Rocky Mountain states. For more information about Pamida, please visit www.pamida.com.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 115 companies worldwide with combined sales in excess of $30.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, London, and Shenzhen.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.